Exhibit 99.1

Vertical Growth Continues to Accelerate

2006 Fourth Quarter Revenue up 163%

CAMBRIDGE, Mass. (October 16, 2006) — Vertical Communications (VRCC.OB)(“Vertical”), a leading provider of next-generation, IP-based phone systems and applications that help businesses better serve their customers, announced today its financial results for the fourth quarter of fiscal 2006, which ended June 30, 2006.

For the fourth quarter of fiscal 2006, Vertical reported net revenue of $15.0 million, compared to net revenue of $5.7 million during the same quarter of fiscal 2005, an increase of 163%. The increase is primarily as a result of the acquisition of the operations of Comdial Corporation on September 27, 2005, which revenue Vertical continues to successfully maintain and grow.

Vertical deferred a high percentage of its product shipments during fiscal 2006 and 2005 as a result of acquiring several related major contracts that included multi-year software subscriptions. Vertical will amortize the deferred revenue over the balance of the term of the related software subscriptions. During the fourth quarter of fiscal 2006, Vertical deferred $2.7 million of product shipments compared to a deferral of $4.6 million for the same quarter in 2005. Total deferred revenue as of June 30, 2006 was $22.6 million.

Gross profit for the fourth quarter of fiscal 2006 was $8.0 million, up 70% from $4.7 million in the same quarter of fiscal 2005, primarily as a result of the acquisition of the operations of Comdial Corporation. As discussed above, during the fourth quarters of fiscal 2006 and 2005, certain product shipments were deferred. Gross margin associated with the deferred revenue for the fourth quarter of fiscal 2006 was $1.4 million compared to $2.1 million for the same quarter in 2005.

Operating expenses for the fourth quarter were $12.0 million, compared to $9.6 million during the same quarter in fiscal 2005, an increase of 25%, primarily as a result of the acquisition of the operations of Comdial Corporation. Depreciation and amortization amounts included in operating expenses were $0.7 million for the quarter ended June 30, 2006 compared to $0.4 million for the same quarter in fiscal 2005. Operating expenses also include non-cash compensation charges relating to stock options of $0.9 million for the fourth quarter of 2006 compared to $0.6 million for the fourth quarter of fiscal 2005. Additionally, operating expenses included accruals for liquidated damages associated with certain shareholder-related registration right obligations of $1.4 million for the fourth quarter of fiscal 2006 compared to $0.8 million for the same quarter in fiscal 2005.

As previously announced, Vertical signed a Patent License Agreement and a Settlement Agreement during the fourth quarter of 2006 which reduced the earn-out payments due and payable from the Vertical Networks acquisition by $1.2 million and such amount is included as a gain on litigation settlement during the quarter.

Deferred taxes associated with the amortization for tax purposes of the goodwill associated with the acquisition of the operations of Vertical Networks and Comdial Corporation for the fourth quarter of fiscal 2006 was $0.2 million compared to $0.1 million for the same quarter in 2005.

Vertical reported a net loss to common shareholders for the fourth quarter of fiscal 2006 of $3.4 million, or 16 cents per share, compared to a net loss of $5.0 million, or 16 cents per share, during the same quarter of fiscal 2005.

“We’re very pleased with our performance in the fiscal fourth quarter of 2006, as it was a strong end to another exceptional growth year for Vertical. During the quarter, we experienced record product shipments, signaling continued strong demand for our product lines. We also continued our initiatives to control costs and maximize the operational efficiencies of our acquisitions, and that is clearly paying off in our results, as shown with our positive pro forma EBITDA performance for the quarter,” said Bill Tauscher, Vertical’s Chairman and Chief Executive Officer. “Last quarter, we also made significant progress on the development of our next-generation IP-PBX product family, which we expect to release in the first half of 2007. As we enter fiscal 2007, we’re clearly in an excellent position to leverage our achievements in 2006 as the foundation for future growth and accelerated adoption of our next-generation products.”

About Vertical

Vertical Communications, Inc. is a leading provider of next-generation IP-based voice and data communications systems for business. Vertical combines voice and data technologies with business process understanding to deliver integrated IP-PBX and application solutions that enhance customer service and business productivity. Vertical’s customers are leading companies of all sizes – from small to large and distributed – and include CVS/pharmacy, Staples and Apria Healthcare. Vertical is headquartered in Cambridge, Mass. and delivers its solutions through a worldwide network of systems integrators, resellers and distributors. For more information, please visit the company’s Website at www.vertical.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.

This release contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to important facts and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address a variety of subjects, including, without limitation, the future prospects for our proprietary PBX and IP-PBX systems, our expectation for revenue growth in our next fiscal quarter, our projection that future contracts will result in a lower rate of revenue deferral, our belief that past sales increases are indicators of positive momentum in the IP-PBX and voice applications market, and our belief that the non-GAAP financial measure presented provide information that investors will find useful. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the risk that we are incorrect in evaluating future prospects for our proprietary PBX and IP-PBX systems, the risk that we do not achieve our expected revenue growth during our next fiscal quarter, the risk that future contracts will result in additional revenue deferrals, the risk that past sales increases do not provide accurate indicators of future momentum in the IP-PBX and voice applications market, the risk that the non-GAAP financial measures presented do not provide meaningful information that investors will find useful, and other factors detailed in the Company’s filings with the Securities and Exchange Commission including its most recent filings on Form 10-K.

Trademark Information

Vertical Communications and the Vertical Communications logo and combinations thereof are trademarks of Vertical Communications, Inc. TeleVantage, InstantOffice and Vertical Networks are registered trademarks of Vertical Communications, Inc. All other brand and product names are used for identification only and are the property of their respective holders.

Financial Community Contact:

Ken Clinebell

Vertical Communications, Inc.

kclinebell@vertical.com

941-554-5000 ext. 1513